SUPPLEMENT DATED AUGUST 9, 2011
TO REVISED DEFINITIVE PROXY STATEMENT DATED JULY 18, 2011
     This is a supplement to the Revised Definitive Proxy Statement on Schedule 14A filed by FPIC Insurance Group, Inc. (“FPIC,” “we,” “our” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 18, 2011 (the “Revised Definitive Proxy Statement”) that was previously mailed to the Company’s shareholders on or about July 18, 2011 in connection with the solicitation of proxies for use at the special meeting of shareholders of the Company to be held at the Company’s principal office, located at 1000 Riverside Avenue, Suite 800, Jacksonville, Florida 32204, on August 12, 2011, at 10:00 a.m., Eastern Time. On May 23, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, The Doctors Company, a California domiciled reciprocal inter-insurance exchange (“TDC”), and Fountain Acquisition Corp., a Florida corporation and a wholly owned subsidiary of TDC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and a wholly owned subsidiary of TDC (the “Merger”). Upon consummation of the Merger, holders of the Company’s common stock will be entitled to receive the per share merger consideration of $42.00 in cash, without interest and less applicable withholding taxes, for each share of common stock issued and outstanding immediately prior to the effective time of the Merger. Capitalized terms used but not defined herein shall have the meanings set forth in the Revised Definitive Proxy Statement.
     The Company’s Board of Directors (the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, and based on its review determined, by unanimous vote, that the Merger Agreement and the transactions contemplated thereby (including the Merger) are advisable and fair to and in the best interests of the shareholders of the Company. The Board continues to unanimously recommend that our shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.
     FPIC’s shareholders have the right to change or revoke their proxies at any time before the vote taken at the special meeting, as further described on page 23 of the Revised Definitive Proxy Statement.
TERMINATION OF GEORGIA PRE-ACQUISITION WAITING PERIOD
     As previously disclosed on pages 6 and 58 of the Revised Definitive Proxy Statement with respect to the Georgia pre-acquisition waiting period, the Office of the Commissioner of Insurance of Georgia (the “Georgia Insurance Commissioner“) communicated with TDC prior to the expiration of the applicable 30-day waiting period questioning information in TDC’s pre-acquisition notice concerning market concentration and asserting that the Merger would appear to constitute a prima facie violation of the competitive standards set forth in the Georgia Insurance Code. As a result of this communication, the Georgia pre-acquisition waiting period was extended until the earlier of the thirtieth day after receipt of certain additional information by the Georgia Insurance Commissioner or termination of the waiting period by the Georgia Insurance Commissioner. On August 9, 2011, TDC received a letter from the Georgia Insurance Commissioner confirming that the pre-acquisition waiting period has been terminated.
PROPOSED SETTLEMENT OF LITIGATION RELATING TO THE MERGER
     As previously disclosed on page 58 of the Revised Definitive Proxy Statement in the section entitled “The Merger — Litigation Related to the Merger,” the Company, the Board, TDC and Merger Sub were named in a putative shareholder class action complaint filed in the Circuit Court of the Fourth Judicial Circuit, Duval County, Florida (the “Court”), by a purported shareholder of the Company (the “Action”). The complaint generally alleges that the directors of the Company breached their fiduciary duties by approving the Merger for an allegedly unfair price and as the result of an allegedly unfair sale process. The complaint also alleges that the Company, TDC and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties and that the Company failed to provide material information to shareholders with respect to the Merger. The complaint seeks, among other things, a declaration that the Action can proceed as a class action, an order enjoining completion of the Merger, attorneys’ fees and such other relief as the Court deems just and proper.
     On August 9, 2011, the parties in the Action entered into a memorandum of understanding (the “memorandum of understanding”) in which they agreed on the terms of a proposed settlement of the Action, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, and final approval of the proposed settlement by the Court. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties ultimately will enter into a stipulation of settlement or that the Court will approve the settlement even if the parties enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The proposed settlement will not affect the amount of the merger consideration that our shareholders are entitled to receive in the Merger.
     The defendants deny all liability with respect to the facts and claims alleged in the Action and specifically deny that any further supplemental disclosure was or is required under any applicable rule, statute, regulation or law. However, (a) to avoid the risk of delaying or adversely affecting the Merger and the related transactions, (b) to minimize the expense of defending the Action and (c) to provide additional information to our shareholders at a time and in a manner that would not cause any delay of the special meeting of shareholders or the Merger, the defendants have agreed to the terms of the proposed settlement described above. The parties further considered it desirable that the Action be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.
SUPPLEMENTAL DISCLOSURE
     As contemplated by the memorandum of understanding, the Company is providing certain additional disclosures that are supplemental to those contained in the Revised Definitive Proxy Statement. This supplemental information should be read in conjunction with the Revised Definitive Proxy Statement, which we urge shareholders to read in its entirety. As noted above, none of the defendants has admitted any wrongdoing of any kind, including but not limited to (a) inadequacies in any disclosure, (b) the materiality of any disclosure that the plaintiff contends should have been made, (c) any breach of fiduciary duties, or (d) aiding and abetting any breach of fiduciary duties. The following information (changes marked with new text underlined and deleted text marked with strikethrough) amends and supplements the information disclosed on pages 25 — 48 of the Revised Definitive Proxy Statement under the headings “The Merger — Background of the Merger,” “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors,” “The Merger — Unaudited Financial Forecasts” and “The Merger — Opinion of Sandler O’Neill + Partners, L.P.”:
THE MERGER
The following is a description of the material aspects of the Merger. While the Company believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to the Company’s shareholders. The Company encourages you to carefully read this entire proxy statement, including the annexes, for a more complete understanding of the Merger.
Background of the Merger
     As part of its ongoing evaluation of business and strategic planning, the Board, from time to time, has discussed and reviewed strategic goals and alternatives. These reviews have included a full range of strategic alternatives, including consideration of potential acquisitions and business combinations, as well as the Company’s stand-alone business plans and prospects.
     During the spring of 2008, in connection with an assessment of the Company’s strategic position and opportunities, the Board authorized the Company’s management to assess with investment bankers and financial advisors familiar with the Company’s industry the possibility of engaging in a business combination transaction, including the possible sale of the Company. Partially as a result of the deterioration in financial markets later in 2008, the Board determined not to actively pursue any such business combination at that time.
     On July 30, 2009, the Company entered into a definitive agreement to acquire Advocate, MD Financial Group Inc. for approximately $33.6 million (plus any applicable earn-out payments pursuant to the terms of the transaction). This acquisition was completed in November 2009. Sandler O’Neill acted as financial advisor to the Company in connection with this acquisition.
     In August 2009, at the regular meeting of the Strategic Planning Committee of the Board, that committee reviewed and expressed support for the Company’s 2009 Long Range Strategic Plan. Among other things, the 2009 Long Range Strategic Plan addressed a range of strategic alternatives, including the possible sale of the Company, and factors that might affect the desirability and risks of a possible sale of the Company. The Strategic Planning Committee determined that the Company would remain open to consideration of possible sale transactions.
     ~~Beginning in~~In September 2009, ~~the Company held discussions with~~ a potential strategic buyer (referred to herein as “Bidder A”) contacted Mr. Byers, President and Chief Executive Officer of the Company, concerning the possible acquisition of the Company by Bidder A. Bidder A initially conveyed to Mr. Byers, ~~President and Chief Executive Officer of the Company,~~ a preliminary proposal to acquire the Company for $30 per share in cash (as adjusted to reflect the Company’s three-for-two stock split, which became effective on March 8, 2010). Mr. Byers responded that he would need to convey the substance of that conversation to the Board before providing a response.
     On September 30, 2009, a special telephonic meeting of the Board was held. At this meeting, Mr. Byers described the preliminary proposal conveyed to Mr. Byers by Bidder A. Also at this meeting, the Board requested that Sandler O’Neill and outside counsel assist the Board in determining whether the Company should consider a sale at that time and how to respond to the preliminary proposal from Bidder A.

     On October 19, 2009, at a special meeting of the Board, after receiving a presentation from Sandler O’Neill and after discussions with Sandler O’Neill, outside counsel and the Company’s management, the Board authorized the Company’s management to explore Bidder A’s preliminary proposal.
     On October 23, 2009, representatives of the Company, Sandler O’Neill and Bidder A met to discuss the preliminary proposal and the Company entered into a confidentiality agreement with Bidder A. Subsequently, the Company provided Bidder A with financial and other information concerning the Company, and representatives of the Company and Sandler O’Neill held various discussions with representatives of Bidder A regarding the preliminary proposal. On November 3, 2009, Bidder A informed Mr. Byers that any definitive proposal Bidder A might be willing to make would not be at a purchase price in excess of $30 per share (as adjusted to reflect the Company’s three-for-two stock split, which became effective on March 8, 2010).
     On November 24, 2009, the Board held a special meeting with Sandler O’Neill, outside counsel and the Company’s management in attendance. At this meeting, it was determined that a price of $30 per share was inadequate and the Company should not devote further efforts to exploring a transaction with Bidder A, provided that the possibility of reviving discussions with Bidder A at a future time would not be foreclosed.
     In February 2010, Bidder A contacted Mr. Byers and indicated that it might be willing to acquire the Company at an increased price of $31.33 per share (as adjusted to reflect the Company’s three-for-two stock split, which became effective on March 8, 2010). At a telephonic meeting held on March 2, 2010, the Board created a special committee (referred to herein as the “Special Committee”) of the Board, comprised of Messrs. Kirschner~~, Anderson and Byers, Dr. Baratta and Ms. Ruffier,~~ (Chairman of the Board, Chair of the Governance Committee, Chair of the Executive Committee), Anderson (Vice Chairman of the Board, Chair of the Audit Committee, Chair of the Nominating Committee) and Byers (President and Chief Executive Officer), Dr. Baratta (Immediate Past Chairman of the Board) and Ms. Ruffier (Chair of the Strategic Planning Committee); these individuals were selected because of their significant current or past positions on the Board and the respective committees thereof. The Special Committee was created for purposes of expedience, efficiency and convenience in order to consider and make a recommendation to the Board on how to proceed in light of this communication.
     Following meetings held on March 8 and March 18, 2010, the Special Committee recommended, and at a meeting held on March 19, 2010, the Board authorized, the engagement of Sandler O’Neill to assist the Board in evaluating strategic alternatives for the Company, including ~~but not limited to~~potential acquisitions and joint venture opportunities and the ramifications of the Company’s continuing on a stand-alone basis, as well as the possible ~~acquisition~~sale of the Company ~~by Bidder A~~.
     Subsequent to March 19, 2010, representatives of Sandler O’Neill and the Company contacted Bidder A and indicated that the Company was not prepared to proceed with discussions at the indicated price but would be willing to consider a higher offer price. Subsequent to this communication, Bidder A declined to increase its indicated offering price of $31.33 per share. Based on this refusal by Bidder A, the Board determined not to pursue further discussions with Bidder A at that time.
     In March 2010, Mr. Byers contacted the President of another medical professional liability insurer (referred to herein as “Company B”) that had previously expressed to Mr. Divita, the Company’s Chief Financial Officer, an interest in considering as part of its own strategic review process a business combination with the Company, to discuss the possibility of such a transaction. In follow-up to that conversation, on May 20, 2010, Messrs. Byers and Divita and Mr. White, the leader of the Company’s insurance business segment, met with representatives of Company B to further discuss the possibility of a stock-for-stock merger between the Company and Company B. On May 26, 2010, the Company and Company B entered into a mutual confidentiality agreement and began to exchange financial and other information. The possibility of a transaction with Company B was discussed at a meeting of the Strategic Planning Committee of the Board held on June 4, 2010, and Messrs. Byers and Divita met with the President and the Chief Financial Officer of Company B during an investor conference on June 8, 2010. From June through August, 2010, the Company continued to obtain and review information concerning Company B and held in-depth discussions with management of Company B concerning the possible terms of ~~a~~the potential stock-for-stock merger between the Company and Company B. Shortly thereafter, Company B decided to pursue other strategic plans instead of a potential business combination with the Company.
     During April 2010, without any prior outreach by the Company or Sandler O’Neill, Mr. Byers was contacted by another potential strategic buyer (referred to herein as “Bidder C”), which indicated a preliminary interest in exploring a transaction with the Company.

     On May 12, 2010, a representative of Sandler O’Neill met with a member of senior management of another potential strategic buyer (referred to herein as “Bidder D”) to discuss whether Bidder D was interested generally in pursuing acquisition or joint venture opportunities. At this meeting, Bidder D expressed an interest in meeting Mr. Byers.
     On July 15, 2010, Mr. Byers and representatives of Sandler O’Neill met in Jacksonville with a senior executive of Bidder D to discuss Bidder D’s potential interest in a transaction with the Company.
     On July 20, 2010, Messrs. Byers and Divita met with senior management of Bidder C to further discuss a possible business combination between the Company and Bidder C.
     At ~~its~~the regular meeting ~~on August 27, 2010,~~of the Company’s Strategic Planning Committee on August 27, 2010, at which all members of the Board were present in person, the Board received a presentation of the 2010 Long Range Strategic Plan developed by the Company. The objectives of the presentation were to ensure a common understanding of the Company’s strategy and business priorities, to provide an understanding of and to assess critical strategic imperatives, and to validate near-term and long-term strategies. Among the topics presented were: the Company’s current position (including an industry update, the Company’s position and outlook, and an analysis of the Company’s strengths, weaknesses, opportunities and threats); strategic imperatives (including a discussion of business development, both organic and through mergers and acquisitions, the claims and regulatory environment, legislative and regulatory matters, organizational capabilities and financial markets); financial projections through 2013; and an executive summary and conclusion. During the presentation, emphasis was placed on the continuing competitive market conditions; the potential impact of healthcare reforms; the Company’s decreasing target market as a result of consolidation in the medical community; challenges inherent in the claims, regulatory and operating environment; the continuing pressure on operating earnings; the importance of the Company’s capital management initiatives; the possible future decline in the level of the Company’s favorable reserve development; and the challenges of developing a successful program to market insurance to physicians operating in a hospital setting or employed by hospitals. An important part of the presentation was an analysis of the universe of potential acquisition targets and a discussion of the challenges in achieving growth through acquisition.
     At the August 27 meeting, ~~the Strategic Planning Committee also received the presentation of~~in connection with its engagement to assist the Board in evaluating strategic alternatives, Sandler O’Neill made a presentation to the Board concerning recent communications with Bidder ~~D~~ C and Bidder ~~C~~ D. Sandler O’Neill also provided information concerning each of Bidder ~~D~~ C and Bidder ~~C~~ D and discussed their ability to complete a transaction and their presumed rationales for acquiring the Company. Sandler O’Neill also provided a list of nine other parties that could potentially be interested in acquiring the Company. At the recommendation of Sandler O’Neill, the Strategic Planning Committee authorized Sandler O’Neill and the Company’s management to continue discussions with Bidder ~~D~~ C and Bidder ~~C~~ D and to approach other parties that might reasonably be interested in acquiring the Company. Prior to and after the August 27 meeting, Sandler O’Neill contacted approximately 20 additional parties, all of which were potential strategic buyers, to assess their general interest in mergers and acquisitions, interest in the medical professional liability insurance sector and, in certain instances, their possible interest in the Company.
     On August 31, 2010, Mr. Byers and a representative of Sandler O’Neill met with senior officers of Bidder D to provide Bidder D with additional information concerning the Company. Discussions also continued between Sandler O’Neill and representatives of Bidder C, during which Bidder C indicated it would not be able to begin to evaluate the transaction until after its third quarter financial results were released.
     On September 7, 2010, Mr. Byers and Mr. Divita met with a member of Bidder C’s senior management as part of the continuing discussions between the Company and Bidder C. During the September 7 discussion, Bidder C continued to indicate that it would not be able to consider a transaction with the Company until after the release of its third quarter financial results.
     On October 1, 2010, representatives of Bidder D informed Sandler O’Neill that Bidder D’s preliminary valuation of the Company was in line with the then current trading value of the Company’s shares, or approximately $35 per share.
     On November 3, 2010, a member of the senior management of another potential strategic buyer (referred to herein as “Bidder E”), who had previously contacted the Company without any outreach by the Company, met with Mr. Byers and a representative of Sandler O’Neill and indicated a preliminary interest in exploring a transaction with the Company.
     The Special Committee met on November 12, 2010, to receive a presentation from Sandler O’Neill concerning its activities on the Company’s behalf. Two other members of the Board attended this meeting by telephone. At this meeting, Sandler O’Neill reported on updated market and financial data, including the Company’s year-to-date stock price performance, a comparison of that performance to other property casualty insurers, historical price/book value and other multiples of the Company and its peers, and summary financial and operating statistics of the Company and its peers. Sandler O’Neill also reported on and analyzed recent merger and acquisition activity involving property casualty insurers, including the announced acquisitions of American Physicians Capital, Inc. (referred to herein as “ACAP”) by TDC and

American Physicians Services Group, Inc. by ProAssurance Corporation. Also, Sandler O’Neill discussed the financial projections for the Company provided by the Company’s management and the indicated ranges of trading values for the Company’s common stock under various methodologies. Finally, Sandler O’Neill discussed the preliminary discussions held by Sandler O’Neill and the Company’s management with potential acquirors, including Bidder C, Bidder D and Bidder E, and the anticipated future discussions with these parties. Sandler O’Neill also reviewed an extensive list of other contacts made by Sandler O’Neill with various parties, including multi-line property casualty insurers and medical professional liability insurers, and reported that these parties had indicated little or no interest in the medical professional liability insurance sector or acquiring the Company. The Board authorized management and Sandler O’Neill to continue discussions with Bidders C, D and E, including by providing them with confidential, non-public information following their execution of confidentiality agreements with the Company.
     On November 19, 2010, the Company and Bidder D entered into a confidentiality agreement, after which the Company’s management provided Bidder D with additional financial and other information concerning the Company.
     On December 6, 2010, the Company and Bidder E entered into a confidentiality agreement, after which the Company’s management provided Bidder E with financial and other information concerning the Company.
     Bidder C declined to enter into a confidentiality agreement with the Company.
     At its regular meeting held on December 10, 2010, the Board received an update from the Company’s management on the status of discussions with Bidder D, Bidder C and Bidder E and the lack of apparent interest by other parties in a possible transaction with the Company.
     On December 21, 2010, Messrs. Byers, Divita and White and a representative of Sandler O’Neill attended a meeting with the senior management of Bidder E at Bidder E’s offices. During this meeting, the historical and future performance of the Company was discussed as well as the implications of a potential business combination between the Company and Bidder E.
     At a dinner held in Jacksonville on December 22, 2010, Messrs. Byers, White and Divita and a representative of Sandler O’Neill met with a senior executive of Bidder D, who indicated that Bidder D’s view of the Company’s value had not changed from that communicated to the Company on October 1, 2010.
     On January 13, 2011, Messrs. Byers, White and Divita and representatives of Sandler O’Neill met at Bidder D’s offices with senior executives of Bidder D to discuss the Company’s recent business performance and financial projections and the potential synergies that could be generated through an acquisition of the Company by Bidder D.
     On January 17, 2011, Bidder D provided to Sandler O’Neill a transaction analysis that, among other things, quantified the synergies to be expected by Bidder D from acquiring the Company and Bidder D’s estimated return on investment, assuming a $40 per share purchase price.
     On a conference call held on January 21, 2011, Sandler O’Neill provided Bidder D with feedback on the transaction analysis delivered by Bidder D on January 17. Discussions thereafter continued on this and related subjects between representatives of Sandler O’Neill and Bidder D.
     On February 3, 2011, the Company received a written non-binding proposal from Bidder D to purchase all of the Company’s outstanding shares for $40 per share in cash. This was communicated to the Board by telephone on February 4, 2011 and a special meeting of the Board was set for February 22, 2011 to discuss this proposal and related matters with Sandler O’Neill and outside counsel. The key elements of Bidder D’s proposal included (i) consideration in a form to be negotiated (all cash, all stock or a combination of the two), (ii) a due diligence period of approximately 30 days, (iii) an “expectation” (or possibly a condition) that the Company’s senior management would remain in positions with the Company or Bidder D post-closing, and (iv) a 30-day exclusivity period.
     Promptly after this February 4 telephonic Board session, Sandler O’Neill contacted the investment bankers representing Bidder E, who had previously requested that Sandler O’Neill inform them of the need for Bidder E to accelerate its consideration of a possible transaction with the Company, and informed them that, to the extent Bidder E had a continuing interest in the Company, the Company would like to receive by February 18, 2011 a written preliminary proposal from Bidder E. During the week of February 14, 2011, Sandler O’Neill was informed by Bidder E that although potentially still interested, Bidder E was not currently in a position to consider the possible submission of a proposal.
     By unanimous written consent, on February 10, 2011, the Special Committee approved the retention of Weil, Gotshal & Manges LLP (referred to herein as “Weil”) to represent the Company and the Board in connection with its consideration of strategic alternatives.

     On February 10, 2011, Sandler O’Neill had a meeting with management of TDC during which they discussed TDC’s potential interest in pursuing a transaction with the Company. This meeting was TDC’s first involvement in the sale process.
     On February 18, 2011, TDC indicated to Sandler O’Neill that it had been doing its internal analysis with respect to a potential transaction with the Company and that it would determine whether it would participate in the process by the end of the week of February 21, 2011. TDC also indicated to Sandler O’Neill that it would only participate in pursuing a transaction with the Company if a process was already ongoing.
     The Board met on February 22, 2011 at a special meeting in Jacksonville to receive and discuss a report from Sandler O’Neill regarding the evaluation of strategic alternatives to date and to determine how to respond to Bidder D’s proposal. Representatives of Sandler O’Neill and Weil, and Messrs. Divita and White and T. Malcolm Graham, our General Counsel and Secretary, also attended this meeting. Sandler O’Neill presented a detailed update on its activities since mid-2010 and, in particular, since the November 12, 2010 meeting of the Special Committee. Sandler O’Neill also discussed in detail the terms of Bidder D’s February 3 proposal letter. Sandler O’Neill reported that Bidder C had decided not to pursue a transaction with the Company and that Bidder E had indicated that it was not currently in a position to consider the possible submission of a proposal. Sandler O’Neill’s conclusion was that Bidder D was likely the only viable potential acquiror of the Company in the foreseeable future because it was the only party, other than Bidder A, that had submitted a proposal to date, although Sandler O’Neill stated that TDC had indicated that it might be interested in pursuing a transaction with the Company. Sandler O’Neill next reported on (with particular reference to the attractiveness of Bidder D’s proposal) updated market and financial data, ~~updated~~ financial projections for the Company provided by the Company’s management updated for the Company’s actual financial results from the fourth quarter of 2010 and the cost associated with additional reinsurance coverage purchased by the Company, and also discussed some of the synergies that would be provided to Bidder D by acquiring the Company. After deliberations and advice from Weil, the Board authorized the Company’s management and its advisors to (i) inform Bidder D that the Board was willing to permit Bidder D to begin detailed due diligence and to begin working towards a definitive agreement, (ii) inform Bidder D that the Board was not willing to grant exclusivity to Bidder D at this time, (iii) pursue further discussions with TDC, and (iv) to take actions consistent with the discussions at the meeting.
     On February 23, 2011, representatives of Sandler O’Neill contacted Bidder D and communicated the determinations made by the Board at the February 22, 2011 meeting. Sandler O’Neill also communicated its view that the Board would respond positively to an offer of $44 to $45 per share but that it was uncertain whether the Board could support an offer of $40 per share. Bidder D responded that it would not be willing to offer $44 per share and requested that the Company indicate the price at which it would enter into exclusive due diligence and transaction negotiations. Bidder D also insisted that it be granted exclusivity as a pre-condition to its commencement of detailed due diligence and negotiations toward a definitive agreement.
     Also on February 23, 2011, another potential strategic buyer (referred to herein as “Bidder F”), contacted Sandler O’Neill and inquired as to whether the Company was involved in a process to evaluate a potential sale of the Company. Sandler O’Neill had inquired in November and December as to Bidder F’s interest in a potential transaction with the Company, but Bidder F had indicated that it would only be interested in an acquisition at a price per share less than or equal to the book value per share.
     After the February 23 discussions with Bidder D, Sandler O’Neill reported to Mr. Kirschner, in his capacity as Chairman of the Board and Chairman of the Special Committee, Mr. Anderson, in his capacity as Vice Chairman of the Board and a member of the Special Committee, and Mr. Byers. Based on this report and on discussions among themselves and with Sandler O’Neill, it was determined by Messrs. Kirschner and Anderson that Sandler O’Neill should contact Bidder D and indicate that Messrs. Kirschner and Anderson felt confident that the Board would support an offer from Bidder D at an offering price slightly in excess of $42 per share.
     After several conversations between Sandler O’Neill, Company representatives and representatives of Bidder D, on February 24, 2011, Bidder D indicated that it would not be willing to meet the $42 price. Bidder D further confirmed that it did not wish to proceed with due diligence and transaction negotiations without the 30-day exclusivity period.
     On a telephone conference held on the morning of February 28, 2011, representatives of Sandler O’Neill and Messrs. Kirschner and Byers determined to communicate to TDC and Bidder F that the Company was willing to make financial and actuarial information available to them, under the protection of confidentiality agreements, and to give them approximately two weeks to submit written non-binding indications of their interest in acquiring the Company. Mr. Kirschner communicated these developments to the Board later that day.
     On March 1, 2011, Sandler O’Neill communicated the above message to representatives of TDC and Bidder F. Both TDC and Bidder F confirmed that they were interested in submitting a proposal to acquire the Company and would be able to do so within approximately two weeks. Sandler O’Neill then provided TDC and Bidder F with draft confidentiality agreements.

     On March 2, 2011, the Company entered into confidentiality agreements with TDC and Bidder F.
     On March 3, 2011, Sandler O’Neill delivered to TDC and Bidder F letters requesting, by March 16, 2011, preliminary indications of interest in pursuing an acquisition of the Company, including an indication of value and form of proposed consideration. In addition, Sandler O’Neill provided TDC and Bidder F with certain nonpublic information, including a draft of the Company’s fourth quarter 2010 earnings release, summary claims and actuarial information and drafts of year-end external actuarial studies.
     From March 3 through March 16, 2011, representatives of Sandler O’Neill continued to provide TDC and Bidder F with additional due diligence materials requested by them.
     During a telephone call between Sandler O’Neill and Bidder D on March 14, 2011, Bidder D expressed its continued interest, but only on an exclusive basis and not at a price in excess of $40 per share. Sandler O’Neill offered to provide Bidder D with access to additional due diligence materials and Company information, but Bidder D declined. Sandler O’Neill and Bidder D agreed to continue to discuss Bidder D’s interest.
     On March 15, 2011, Macquarie Capital (referred to herein as “Macquarie”), financial advisor to TDC, requested additional time for TDC to submit a proposal letter to Sandler O’Neill. TDC was granted an extension of its deadline to March 18, 2011.
     On March 16, 2011, Bidder F delivered a letter to Sandler O’Neill conveying Bidder F’s non-binding indication of interest in pursuing discussions related to the acquisition of all of the Company’s outstanding shares for $38 per share in cash. Bidder F’s letter requested a 60-day period to complete its due diligence and to negotiate a definitive agreement.
     On March 16, 2011, Mr. White met with a senior executive of TDC at an industry conference and discussed operational aspects of the possible acquisition of the Company by TDC.
     On March 18, 2011, TDC delivered to Sandler O’Neill a non-binding preliminary indication of interest in acquiring all of the Company’s outstanding shares for cash in a range of $39 to $42 per share. This letter also outlined the operational and financial due diligence contemplated by TDC and stated that its review of the most critical due diligence area, review of actuarial information, had already begun based on information provided to TDC. TDC also stated that it believed that four weeks would be adequate for TDC to complete its due diligence investigation and that TDC anticipated another two weeks to negotiate and enter into definitive agreements.
     On March 18, 2011 and March 21, 2011, representatives of Sandler O’Neill and members of the Special Committee discussed how to proceed in light of the three indications of interest received from Bidder F, TDC and Bidder D. Members of the Special Committee also conferred separately by telephone. During the period after February 3 through March 21, 2011, the Board was given weekly updates of the progress of discussions with Bidder D, TDC and Bidder F (as applicable) and was provided with copies of the Bidder D, TDC and Bidder F proposal letters promptly upon receipt.
     During the March 18 and March 21, 2011 discussions, the Special Committee expressed its reluctance to provide extensive access to sensitive Company information to any prospective acquiror, unless it appeared that the prospective acquiror was reasonably anticipated to make a competitive offer for the Company and to complete a transaction. As a result of these discussions, on March 21, 2011, the Special Committee instructed Sandler O’Neill to contact each of TDC and Bidder F and to inform (i) TDC that the Company was willing, only if TDC believed it would be able to refine its indicated offering price at the high end of its indicated range, to allow TDC to commence a detailed due diligence investigation, and (ii) Bidder F that the Company was not willing to allow Bidder F to commence a detailed due diligence investigation unless Bidder F increased its offering price to a level competitive with that of the other prospective acquirors and gave assurances of its intention to complete a transaction. Sandler O’Neill communicated the Company’s responses to TDC and Bidder F on March 22, 2011.
     During a telephone call with Bidder F on March 22, 2011, Sandler O’Neill offered Bidder F access to the Company’s management and additional information to help it revise its indicated offering price. Bidder F indicated that it was uncertain whether it would be willing to increase its offering price but would discuss the matter internally and respond to Sandler O’Neill after a few days. During the next few weeks, Sandler O’Neill communicated frequently with Bidder F. Sandler O’Neill informed Bidder F that Bidder F’s offer was not competitive, but that the difference was not dramatic. Sandler O’Neill also informed Bidder F that Bidder F would not be given access to detailed due diligence information without it indicating a willingness to increase its indicated offering price. Sandler O’Neill also encouraged Bidder F to continue its analysis in order to increase its indicated offering price to a competitive level.

     On March 22, 2011, the Company’s management and representatives of Sandler O’Neill held a conference call to receive an update from Sandler O’Neill on its discussions with Bidder F and TDC and to discuss the mechanics of setting up an on-line data site that would enable TDC and possibly Bidder F to conduct documentary due diligence. After this call, the Company and Sandler O’Neill set up and began posting documents on the on-line data site.
     On March 29, 2011, a senior executive of Bidder D telephoned Mr. Byers and communicated Bidder D’s continuing interest in pursuing a transaction with the Company but that Bidder D did not foresee that it would be able to increase its offering price. Conversations between Sandler O’Neill and Bidder D continued after that time. During these discussions, Sandler O’Neill informed Bidder D that the Company was involved in discussions with other parties.
     Also, on March 29, 2011, Bidder F indicated to Sandler O’Neill that it would not be able to increase its proposal from $38 per share. Sandler O’Neill informed Bidder F that it would not be able to continue to participate in the process at the price it proposed.
     On March 31, 2011, Sandler O’Neill delivered a letter to TDC on behalf of the Company requesting a revised proposal from TDC by April 20, 2011, indicating, among other things, the value and form of consideration proposed to be offered, further due diligence required, plans with respect to the Company’s operations, management and employees, and required approvals and timing. This letter also informed TDC that the Company would establish and provide TDC with access to an on-line data site and would make the Company’s senior management team (and, via conference call, its consulting actuaries) available to TDC for a meeting in Jacksonville. This letter also informed TDC that following receipt of TDC’s revised proposal, the Company would determine whether to grant TDC permission to conduct additional due diligence, including a review of the Company’s underwriting and claims files, and further meetings with key members of the Company’s senior management. The letter stated that the Company expected to provide TDC with a draft merger agreement, and to ask TDC to submit its comments on the draft merger agreement along with its definitive proposal by early May, 2011.
     On April 1, 2011, after conversations with Sandler O’Neill confirming that TDC believed its refined indicated offering price would be in the high end of its indicated $39 to $42 range, TDC was given access to the on-line data site.
     During the weeks of April 4 and April 11, 2011, representatives of Sandler O’Neill held several conversations with representatives of Macquarie concerning information that TDC would like to be able to review in the on-line data site and concerning the timing and location of a meeting in Jacksonville with the Company’s management team. As a result of these conversations, the time, place, attendees and agenda for a meeting in Jacksonville between representatives of TDC, Macquarie, the Company and Sandler O’Neill were determined. During this time, Sandler O’Neill and the Company’s management also prepared written materials to be provided to TDC and Macquarie at the scheduled meeting. In a conversation on April 13, 2011, Macquarie informed Sandler O’Neill that TDC intended to submit a written proposal on April 20, 2011.
     On April 14, 2011, Sandler O’Neill indicated to Bidder D that the Company was in non-exclusive discussions with one other party and invited Bidder D to participate in due diligence.
     On April 15, 2011, Sandler O’Neill contacted Messrs. Kirschner and Anderson and informed them of Sandler O’Neill’s conversations with Bidder F, Bidder D and TDC. In a telephone message to the Board later that day, Mr. Kirschner summarized the information provided by Sandler O’Neill and informed the members of the Board that there would be an informal information session by telephone on April 18, 2011, at which time Sandler O’Neill would provide an update directly to the members of the Board and all members of the Board would be afforded an opportunity to ask questions. Mr. Kirschner also informed the members of the Board that he contemplated that a formal meeting of the Board would be held on April 21, 2011 to review and consider TDC’s revised indication of interest and to determine how to proceed. On the afternoon of April 18, 2011, the informal information session was held. Representatives of Sandler O’Neill and Weil participated in the session and Sandler O’Neill’s discussions with Bidder F, Bidder D and TDC were discussed. As a result of Sandler O’Neill’s report, it was tentatively determined that the Board would convene formally on April 21, 2011, one day after the anticipated receipt of TDC’s revised indication of interest, to discuss next steps.
     On April 19, 2011, representatives of TDC, Macquarie, the Company and Sandler O’Neill met in Jacksonville. In attendance were certain senior executives of TDC, representatives from Macquarie and Sandler O’Neill, and Messrs. Byers, Divita, White and Graham and Louis V. Sicilian, Senior Vice President and Treasurer of the Company’s principal insurance subsidiary. At this meeting, the TDC representatives were provided with written materials prepared by the Company, and Messrs. Byers, White and Divita made oral presentations on the Company generally; the medical professional liability insurance marketplace; the Company’s business strategy, financial performance, claims results, reserve position, reinsurance programs, investment portfolio, and financial projections; and potential synergies available to an acquiror of the Company. The TDC representatives were given the opportunity to ask questions of the Company’s management, and a list of follow-up information desired by TDC was generated. During the time when this meeting was being held, representatives of TDC, the Company and the Company’s consulting actuaries met by telephone to discuss the

Company’s reserves and related actuarial matters. At the conclusion of the April 19 meetings, recognizing that TDC would need additional time to consider the information provided to TDC and its actuaries, the Company gave TDC a one-day extension (to April 21, 2011) to submit its revised indication of interest.
     On April 19, 2011, following up on its conversation with Sandler O’Neill, Bidder D declined to enter the on-line data site.
     As a result of the extension given to TDC, notice was given of a meeting of the Board to be held on April 25, 2011, instead of April 21 as previously contemplated.
     On April 21, 2011, TDC delivered to Sandler O’Neill a revised non-binding indication of interest in acquiring all of the Company’s outstanding shares for $40.50 in cash per share. This letter also outlined TDC’s tentative plans for the future operation of the Company’s business and described the additional confirmatory due diligence that it would need to complete. As a condition to moving forward with its proposal, TDC requested a 21-day exclusivity period, which it stated it believed would be adequate to complete due diligence and to negotiate and enter into a definitive agreement.
     On April 22, 2011, representatives of the Company, Weil and Sandler O’Neill conferred by telephone with respect to the revised TDC proposal and the upcoming meeting of the Board.
     On April 25, 2011, the Board met in Jacksonville. Representatives of Sandler O’Neill and Weil also attended by teleconference. At this meeting, Sandler O’Neill reported that it had contacted representatives of Bidder D that morning and had informed Bidder D that the Company had received a proposal from a qualified purchaser that was close but superior in price to the proposal made by Bidder D in its February 3 proposal letter. Sandler O’Neill also informed Bidder D that Bidder D needed promptly to commence a serious due diligence effort if it wished to continue to be considered a viable potential acquiror of the Company. Later that morning, Bidder D contacted Sandler O’Neill and confirmed that it desired access to the on-line data site.
     After providing this update with respect to Bidder D to the Board, Sandler O’Neill reviewed the terms of TDC’s revised proposal and gave a presentation, which included updated valuation, market and financial data, projected financial information for the Company on a stand-alone basis and a net present value analysis of the revised TDC proposal. At the conclusion of this meeting, the Board authorized Sandler O’Neill to continue discussions with both Bidder D and TDC in an effort to obtain the highest and best offer for the Company and to negotiate the terms of a definitive acquisition agreement as expeditiously as possible.
     Later on April 25, 2011, Sandler O’Neill contacted Bidder D, made arrangements for Bidder D’s representatives to have access to the on-line data site, and reiterated the need for Bidder D to perform and complete its due diligence and to increase its indicated offering price. Sandler O’Neill also contacted TDC and informed TDC that the Company was evaluating one other offer, which was close in terms of price to that of TDC. Sandler O’Neill also informed TDC that as a result of the existence of a viable competing offer, the Company was not able to grant TDC the exclusivity it had requested but would work with it expeditiously through final due diligence and negotiation of a definitive merger agreement, a draft of which would be promptly supplied to TDC.
     On April 26, 2011, Macquarie communicated an inquiry to Sandler O’Neill about the price at which the Company would enter into exclusive negotiations. As instructed by the Company based upon the Board’s prior deliberations, Sandler O’Neill responded that a preemptive price would be $42 per share. Macquarie agreed to discuss this with TDC.
     On April 27, 2011, Macquarie informed Sandler O’Neill that TDC was willing to continue without an exclusivity arrangement at its current offer of $40.50 per share. On that date, Sandler O’Neill sent an email to Bidder D and TDC enclosing a form of definitive merger agreement prepared by the Company’s counsel and requested TDC and Bidder D to provide by May 13, 2011 the final terms of their respective offers for the Company, as indicated by their markups of the form of definitive merger agreement.
     During the period from April 27 through May 13, 2011, representatives of the Company and Sandler O’Neill held numerous telephone conversations with representatives of TDC and Bidder D concerning due diligence questions and requests, and the Company prepared and posted in the on-line data site additional information requested by TDC and Bidder D.
     On May 2 and 3, 2011, members of TDC’s management and representatives of Macquarie met with members of the Company’s management and a representative of Sandler O’Neill and reviewed additional information requested by TDC at the Company’s offices in Jacksonville. On May 4 and 5, 2011, members of Bidder D’s management met with members of the Company’s management and representatives of Sandler O’Neill and reviewed additional information requested by Bidder D at the Company’s offices in Jacksonville.

     On May 6, 2011, a member of Bidder F’s senior management called Sandler O’Neill to inquire about the status of the Company’s sale process. Sandler O’Neill informed Bidder F that the process was ongoing, and asked Bidder F whether its indicated offer price remained at $38 per share.
     From May 9, 2011 through May 10, 2011, TDC conducted additional on-site due diligence. During the same time period, Bidder F reconfirmed to Sandler O’Neill its interest in the Company at $38 per share but indicated no interest at a higher price.
     On May 13, 2011, each of TDC and Bidder D delivered to Sandler O’Neill letters containing revised indications of interest in acquiring the Company and markups of the Company’s form of merger agreement. Bidder D’s letter indicated that after conducting more extensive due diligence, Bidder D had concluded that the best price it could offer would be $38 per share in cash, subject to certain conditions. TDC’s letter contained TDC’s final proposal to acquire all of the Company’s outstanding shares of common stock for $42 in cash, subject to its being granted a seven-day exclusivity period and subject to limited confirmatory due diligence. After receipt of these letters, Sandler O’Neill contacted Bidder D and TDC and informed them that the Board had scheduled a meeting for May 16, 2011 to consider the revised proposals, and that Sandler O’Neill would contact Bidder D and TDC promptly after the conclusion of the meeting to convey the determinations of the Board.
     On May 16, 2011, the Board met in Jacksonville. Representatives of Sandler O’Neill and Weil, as well as certain members of the Company’s senior management, also attended. A written presentation by Sandler O’Neill to the Board had been previously provided to the Board. At this meeting, Sandler O’Neill reported that on May 13, 2011, it had received letters containing revised non-binding indications of interest from Bidder D and TDC and described in detail the proposals contained in those letters. Sandler O’Neill gave a presentation, which included updated valuation, market and financial data, including a comparison of implied transaction multiples, the Company’s relative stock price performance, the Company’s preliminary first quarter financial results, analyst estimates of the Company’s future performance, historical price/book value and other multiples of the Company and its peers, data concerning recent public company acquisitions in the U.S. property and casualty insurance sector, transaction statistics for selected recent medical professional liability insurance company acquisitions, projected financial information for the Company on a stand-alone basis, and a net present value analysis of the revised Bidder D and TDC proposals. At the conclusion of this meeting, the Board authorized the Company’s execution and delivery of TDC’s proposal letter, solely for purposes of agreeing to the seven-day exclusivity period and confidentiality obligations contained therein, and authorized Messrs. Kirschner and Byers, in consultation with members of the Company’s management and the Company’s advisors, to negotiate the terms of a merger agreement reflecting TDC’s proposal, subject to review by and the approval of the Board. The Board also authorized individual members of the Company’s management, to the extent required by TDC, to discuss with TDC employment and related matters in connection with the TDC proposal, provided that such member or members of the Company’s management kept the Chairman of the Board and the Chairman of the Compensation Committee apprised of the content of all such discussions. TDC indicated an interest in employing Mr. White following consummation of the Merger during the negotiation period leading up to the signing of the Merger Agreement on May 23, 2011. Following the signing of the Merger Agreement, TDC also indicated an interest in employing Mr. Sicilian following consummation of the Merger.
     On May 17, 2011, Weil sent a revised draft of the merger agreement to TDC’s legal advisors, Farella Braun & Martel LLP (referred to herein as “Farella”). During the ensuing period, Weil and representatives of the Company negotiated the terms of the merger agreement with representatives of TDC and Farella. Revised drafts of the merger agreement were circulated early in the morning on May 20, 2011 and late in the evening on May 20, 2011, by Farella and Weil respectively. Farella provided a list of the remaining outstanding issues in the merger agreement on May 21, 2011. Weil provided written responses to the issues raised by Farella on May 22, 2011, and Weil, representatives of the Company and Farella discussed the remaining issues on a teleconference held on May 22, 2011. Farella circulated a revised draft of the merger agreement in the evening of May 22, 2011, reflecting these discussions.
     On May 18, 2011, TDC conducted final on-site due diligence.
     On May 23, 2011, the Board met to consider and review the terms of the proposed merger agreement between TDC, Merger Sub and the Company. Representatives of Sandler O’Neill, Weil and the Company’s management were also in attendance. At the meeting, representatives of Sandler O’Neill made a presentation as to their financial analyses with respect to TDC’s proposed merger consideration of $42 per share in cash. Sandler O’Neill then delivered to the Board its oral opinion, which was subsequently confirmed in writing, dated May 23, 2011, that as of such date, and based on and subject to the various limitations and assumptions described in the opinion, the $42 per share in cash to be paid to the holders of the outstanding shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (a copy of the written opinion of Sandler O’Neill is attached to this proxy statement as Annex B). The Board then discussed with Company management and representatives of Sandler O’Neill and Weil the proposed transaction with TDC, and Weil’s representative reviewed the terms of the proposed merger agreement. In addition, Weil’s representative reviewed with the Board its fiduciary duties in connection with the review and, if applicable, approval of the proposed transaction with TDC.
     After careful consideration and discussion, the Board unanimously voted to adopt resolutions approving and declaring advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, and determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were advisable and in the best interests of the Company’s shareholders.
     Following the Board meeting on May 23, 2011, the parties finalized the terms of the Merger Agreement in accordance with the terms discussed with the Board, and TDC, Merger Sub, and the Company executed the Merger Agreement. On the morning of May 24, 2011, TDC and the Company issued a joint press release announcing the Merger.
Reasons for the Merger; Recommendation of Our Board of Directors
     The Board, with the advice and assistance of the Company’s management and its legal and financial advisors, at a meeting on May 23, 2011, carefully evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. Following such evaluation, the Board unanimously (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its shareholders, (ii) approved the Merger Agreement and (iii) resolved to recommend the approval and adoption of the Merger Agreement to the Company’s shareholders.
     In the course of reaching its determination, the Board consulted with the Company’s management and its legal and financial advisors and considered a number of substantive factors and potential benefits of the Merger. The Board believed that, taken as a whole, the following factors, among others, supported its decision to approve and recommend the proposed Merger and the Merger Agreement:
•	the Board’s familiarity with the Company’s business, operations, assets, business strategy and competitive position, as well as the nature of the medical professional liability insurance industry, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	the current and historical financial condition and results of operations of the Company;

•	the financial projections of the Company and the risks associated with the Company’s ability to meet such projections;

•	the current and historic market prices of the Company’s common stock, including the fact that the cash merger price of $42.00 per share represents a premium of approximately 31% over the closing price of $32.10 on NASDAQ on May 23, 2011, the trading day prior to the announcement of the Merger Agreement;
•	the extensive analysis and sale process conducted by the Company, with the assistance of Sandler O’Neill, which involved engaging in discussions with approximately 20 parties, all of which were potential strategic buyers, to assess their general interest in mergers and acquisitions, interest in the medical professional liability insurance sector and, in certain instances, to determine their potential interest in a business combination transaction with the Company, entering into non-disclosure agreements with five parties and the receipt of preliminary indications of interest to acquire the Company from four parties;

•	the price offered by TDC represents the highest bid that the Company received for the acquisition of the Company;

•	the fact that the merger consideration is all cash, which will provide certainty of value and immediate liquidity to the Company’s shareholders;

•	the Board’s belief that, after consideration of potential alternatives, the Merger is expected to provide greater benefits to the Company’s shareholders than the range of possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis;

•	the Board’s assessment, after consultation with the Company’s management and legal and financial advisors, of the risks of remaining an independent company and the prospects of going forward as an independent entity;

•	TDC’s track record in successfully acquiring and integrating companies;

•	the Board’s review, with the Company’s legal and financial advisors, of the structure of the Merger and the terms and conditions of the Merger Agreement, including:

•	the limited number and nature of the conditions to the obligation of TDC and Merger Sub to consummate the Merger, including the absence of a financing condition, and the relatively limited risk of non-satisfaction of such conditions;

•	the provisions of the Merger Agreement that allow the Board to change or withdraw its recommendation that the Company’s shareholders vote in favor of the Merger if it determines in good faith that failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders;

•	the ability of the Board to withdraw or modify its recommendation of the Merger or recommend, adopt or approve an alternative Acquisition Proposal, upon receipt of a Superior Proposal (as such terms are defined in the Merger Agreement and described in the section of this proxy statement entitled “The Merger Agreement — Change of Recommendation”);

•	the provisions of the Merger Agreement that allow the Board, under certain circumstances, to participate in discussions or negotiations with, or provide non-public information to, any person making an unsolicited Acquisition Proposal if the Board has determined in good faith that there is a reasonable likelihood that the Acquisition Proposal will lead to a Superior Proposal (as such terms are defined in the Merger Agreement and described in the section of this proxy statement entitled “The Merger Agreement — Restrictions on Solicitation of Other Offers”);

•	the Company’s ability to terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal (provided that such proposal was unsolicited and subject to providing TDC with three business days’ notice, negotiating with TDC in good faith and paying TDC the Termination Fee);

•	the circumstances under which the Termination Fee is payable by the Company to TDC and the size of such Termination Fee, which the Board views as reasonable in light of the size and expected benefits of the Merger and not preclusive of a Superior Proposal, were one to emerge;

•	the circumstances under which the Termination Fee is payable by TDC to the Company and the size of such Termination Fee (see the section of this proxy statement entitled “The Merger Agreement — Termination Fees” for more information on the Termination Fee); and

•	the requirement that the Company obtain shareholder approval as a condition to consummation of the Merger;
•	the financial analysis presented by Sandler O’Neill to the Board, including the written opinion of Sandler O’Neill dated May 23, 2011, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the $42.00 per share in cash to be paid to the holders of the outstanding shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (as described in the section of this proxy statement entitled “The Merger — Opinion of Sandler O’Neill + Partners, L.P.”). The full text of the opinion of Sandler O’Neill is attached to this proxy statement as Annex B;

•	increasing uncertainty in the healthcare industry arising from recent changes in federal laws and the potential negative impact this might have on the Company’s future prospects resulting from changes by healthcare professionals in insurance purchasing habits, pressures on the profitability of providing healthcare services, increasing claims resulting from changes in healthcare delivery and other factors;

•	continuing competitive pricing pressures on the Company’s insurance products and the potential negative impact this might have on the Company’s future prospects;

•	decreased yields on the Company’s investment portfolio resulting from effects of the ongoing national economic crisis and the potential that low investment yields might continue for several years; and

•	continuing exposure to significant claims costs with respect to extracontractual damages and settlements in excess of policy limits, especially in Florida.

     In addition, the Board was aware of and considered the interests that the Company’s directors and executive officers may have with respect to the Merger that may differ from, or may be in addition to, their interests as shareholders of the Company, as described in the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger.”
     The Board also considered and balanced against the expected benefits of the Merger a number of potential risks or adverse factors concerning the Merger, including but not limited to the following:
•	the risks and contingences relating to the announcement and pendency of the Merger and the risks to the Company if the Merger does not close or the closing is not timely, including the effect of an announcement of termination of the Merger Agreement on the trading price of the Company’s common stock;

•	the Company’s potential inability to attract and retain key personnel and the risk of disrupting the Company’s business and of diverting management focus and resources from other strategic opportunities and from operational matters while working towards implementation of the Merger;

•	the risk that the announcement of the Merger or the consummation thereof could adversely affect the Company’s relationships with its vendors, customers and other parties;

•	the risks associated with various provisions of the Merger Agreement, including:

•	the restrictions on the conduct of the Company’s business prior to completion of the Merger, which require the Company to conduct its business in the ordinary course and prohibit the Company from taking certain specified actions without TDC’s consent, and the fact that these restrictions might delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the risk that the required regulatory approvals from various governmental authorities may not be obtained;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company and the requirement that the Company pay TDC the Termination Fee in order to accept a Superior Proposal;

•	the fact that if the Merger is consummated, the Company will no longer exist as an independent company and the Company’s shareholders will not participate in any future earnings or growth of the Company and will not benefit from any future appreciation in value of the Company;

•	the fact that the all cash merger consideration will be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes; and

•	the fact that the Company’s shareholders do not have the right under Florida law to demand appraisal of the fair value of their shares.
     The Board also considered a number of factors relating to the procedures involved in the negotiation of the Merger Agreement, including that the Board:
•	consists entirely of directors who, with the exception of Mr. Byers, are not officers of the Company or affiliated with TDC;

•	will not personally benefit from the consummation of the Merger in a manner different from the unaffiliated shareholders of the Company except as described in the section of this proxy statement entitled “The Merger — Interests of Certain Persons in the Merger”; and

•	among other things, (i) oversaw the negotiation process with respect to the proposed Merger, (ii) communicated as frequently as necessary with the Company’s management and the Company’s legal and financial advisors with respect to the negotiation and relevant terms of the Merger Agreement, and (iii) considered alternative transaction opportunities to determine whether the proposed Merger was fair to and in the best interests of the Company and its shareholders.
     The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but, we believe, includes all material factors considered by the Board in considering the Merger. In view of the wide variety of factors and the amount of information considered, as well as the complexity of these matters, the Board did not find it practicable to, and did not attempt to, quantify or assign relative weights to the above factors or the other factors considered by it. In addition, the Board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board may have given different weights to different factors.
     The Board unanimously recommends that the Company’s shareholders vote “FOR” the approval and adoption of the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the Merger.
Unaudited Financial Forecasts
     The Company is including in this proxy statement certain non-public financial forecasts for the years ending December 31, 2011, 2012 and 2013, respectively (referred to herein as the “Company projections”) that the Company’s management prepared for the Board in connection with its consideration of strategic alternatives, including the Merger. The Company projections also were provided to the Company’s financial advisor. See “The Merger — Opinion of Sandler O’Neill + Partners, L.P.,” beginning on page 40. The Company projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles but, in the view of the Company’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of the Company’s management relevant to strategic planning and budgeting. The inclusion of the Company projections in this document should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results. The inclusion of the Company projections in this document does not constitute an admission or representation by the Company that such information is material.
     The Company projections were prepared by, and are the responsibility of, the Company’s management and are unaudited. Neither the Company’s independent registered public accounting firm, nor any other independent auditor, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the Company projections, nor have they expressed any opinion or given any form of assurance on the Company projections or their achievability. They assume no responsibility for, and disclaim any association with, the prospective financial information contained therein. Furthermore, the Company projections:
•	were based upon numerous assumptions, including the key assumptions identified in the table below, many of which are beyond the control of the Company and may not prove to be accurate;

•	were originally prepared in April 2011;

•	do not necessarily reflect current estimates or assumptions the Company’s management may have about prospects for the Company’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Company projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that the Company projections will be achieved.
     The Company projections were prepared by the Company’s management based on information management had at the time of preparation and are not a guarantee of future performance. The Company projections were, in general, prepared solely for use by the Board and the Company’s financial advisor and are subjective in many respects and thus subject to interpretation. The Company cannot assure you that the Company projections will be realized or that its future financial results will not materially vary from such projections. The Company projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.
     The Company projections do not necessarily take into account any circumstances or events occurring after the date they were prepared. The Company has not updated or revised, and does not intend to update or otherwise revise, the Company projections to reflect changes in circumstances since the preparation of the Company projections, including changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events or changes in assumptions underlying the Company projections, even in the event that any or all of the underlying assumptions are shown to be in error. The Company projections are forward-looking statements. For additional information on factors that may cause the Company’s future financial results to materially vary from the Company projections, see the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 19.

     The Company projections focused on measures relevant to the evaluation of performance of a property and casualty insurance company, such as written premiums, revenues, loss ratio, combined ratio, earnings and shareholder’s equity, as well as relevant per share measures. The Company did not prepare free cash flow projections, which are not typically utilized to evaluate performance for companies in its line of business.
Company Projections (Including Key Assumptions)

	As of and for the Years Ending December 31,
	2011E	2012E	2013E
	$ in millions, except per share data
Assumptions
Growth in Net Premiums Written	2.7%	3.3%	3.3%
Growth in Net Premiums Earned	(1.0)%	2.9%	3.1%
Loss Ratio (Accident Year)	72.0%	71.9%	71.9%

Loss Ratio (Calendar Year)	60.5%	60.8%	61.1%
Expense Ratio	29.2%	28.8%	28.4%
Combined Ratio (Calendar Year)	89.8%	89.6%	89.5%
Share Repurchases	$40.0	$40.0	$30.0
Shares Outstanding at End of Period	7.94	6.99	6.36

% Repurchase of Beginning Shares Outstanding	12.0%	12.9%	10.0%
Income Statement Data
Net Premiums Written	$168.3	$173.9	$179.7
Net Premiums Earned	166.3	171.2	176.5
Net Investment Income	23.7	23.6	23.7
Total Revenue	190.7	195.4	200.9
Net Operating Income	25.3	25.7	26.1
Operating EPS — Diluted	$2.92	$3.34	$3.79
Shareholders’ Equity
Shareholders’ Equity	$260.7	$247.1	$244.0
Shareholders’ Equity Per Share	$32.84	$35.38	$38.34
Return on Average Equity ex. Accumulated Other Comprehensive Income	9.9%	10.6%	11.1%

     The Company also provided certain financial projections (for the years ending December 31, 2011, 2012 and 2013) to TDC in connection with TDC’s evaluation of the proposed Merger. The financial projections provided to TDC were prepared using the same assumptions, and contained substantially the same projections, as the Company projections, except that the projections provided to TDC assumed that the Company’s share repurchases pursuant to its Rule 10b5-1 plan would cease after the results of the first quarter of 2011 were reported. This specific assumption was modified to reflect the Company’s financial prospects going forward as a wholly owned subsidiary of TDC (rather than on a stand-alone basis). This modified assumption with respect to the Company’s share repurchase plan impacted the Company’s projections with respect to net investment income (as a result of the increase in Company assets available for investment). The impact on net investment income, as well as the decrease in total share repurchases, affected the projections for certain items, including total revenues, operating earnings and book value per share, that were provided to TDC, as reflected in the table below:

	As of and for the Years Ending December 31,
	2011E	2012E	2013E
	$ in millions, except per share data
Total Revenues	$191.0	$196.7	$203.5
Operating Earnings	$25.5	$26.6	$28.0
Book Value Per Share	$33.16	$36.11	$39.17
Opinion of Sandler O’Neill + Partners, L.P.
     By letter dated March 31, 2010, the Company retained Sandler O’Neill to act as its financial advisor in connection with the Company’s consideration of potential strategic alternatives, including a possible sale of the Company. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O’Neill acted as financial advisor to the Company in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the May 23, 2011 meeting at which the Board considered and approved the Merger Agreement, Sandler O’Neill delivered to the Board its oral opinion that, as of such date, the merger consideration was fair to the holders of the Company’s common stock from a financial point of view.
     The full text of Sandler O’Neill’s opinion is attached hereto as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. The Company’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the Merger.
     Sandler O’Neill’s opinion speaks only as of the date thereof. The opinion is directed to the Board and is directed only to the fairness of the merger consideration to the Company’s shareholders from a financial point of view. It does not address the underlying business decision of the Company to engage in the Merger or any other aspect of the Merger and is not a recommendation to any Company shareholder as to how such shareholder should vote at the special meeting with respect to the Merger or any other matter.
     In connection with rendering its May 23, 2011 opinion, Sandler O’Neill reviewed and considered, among other things:
•	the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of the Company that Sandler O’Neill deemed relevant;

•	internal financial projections for the Company for the years ending December 31, 2011 through 2013 as prepared by senior management of the Company, including the Company projections (see the section of this proxy statement entitled “The Merger — Unaudited Financial Forecasts” beginning on page 38);

•	the publicly reported historical stock price and trading activity for the Company’s common stock, including a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent business combinations in the medical professional liability insurance sector and property and casualty insurance industry;

•	the market premiums paid in certain recent business combinations involving property and casualty insurance companies;

•	the current property and casualty insurance environment generally and the medical professional liability insurance environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill deemed relevant.
     Sandler O’Neill also discussed with certain members of the Company’s senior management the business, financial condition, results of operations and prospects of the Company.
     In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by the Company or its representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the Company’s management that the Company’s management was not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information, and it does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries, or the collectability of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and it did not make an independent evaluation of the adequacy of the loss and loss adjustment expense reserves of the Company. In that regard, Sandler O’Neill made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company.
     With respect to the internal financial projections as prepared by the Company’s senior management and used by Sandler O’Neill in its analyses, the Company’s management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of management of the future financial performance of the Company, and Sandler O’Neill assumed that such financial results would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill also assumed that there had been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that the Company would remain a going concern for all periods relevant to its analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements would not be waived. Finally, with the Company’s consent, Sandler O’Neill relied upon the advice the Company received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.
     Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.
     Sandler O’Neill’s opinion is directed to the Board in connection with the Board’s consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of the Company’s common stock and does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.
Summary of Proposal
     Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on the merger consideration of $42.00 per share in cash and using common shares, unvested restricted shares, and options outstanding as of March 31, 2011, Sandler O’Neill calculated an aggregate transaction value(1) of $364.5 million, which was comprised of consideration related to common shares outstanding of $350.7 million, unvested restricted shares of $4.2 million and outstanding stock options of $9.6 million. Sandler O’Neill calculated the following transaction ratios:

Transaction Value per Share	$42.00

3/31/11 Book Value Multiples:
Book Value	1.41 x
Book Value per Share	1.36 x
Book Value (ex-FAS 115)(2)	1.50 x
Tangible Book Value	1.57 x
Earnings Multiples:
LTM 3/31/11 Net Operating Income(3)	12.9 x
2011E Net Operating Income (Management Stand-Alone Case)	14.4 x
2012E Net Operating Income (Management Stand-Alone Case)	14.2 x
2011E First Call EPS Estimate	15.6 x
2012E First Call EPS Estimate	15.6 x
Transaction Value per Share as Premium to:
Last Sale Price	27.2%
Trailing 5-Trading Day Average	26.1%
Trailing 1-Month Average	20.3%
Stock Price Prior to ACAP Announcement (7/7/10)	60.3%

(1)	Reflects 8.350 million common shares outstanding, 0.100 million unvested restricted shares that will vest in connection with the transaction and 0.410 million options (all were previously fully-vested) with a weighted average exercise price of $18.62 as of March 31, 2011. Does not include estimated change-in-control payments under employment and severance agreements of $12.6 million.

(2)	Excludes $14.9 million of net unrealized gains, after-tax.

(3)	Excludes additional contingent consideration of $2.4 million related to the Advocate, MD acquisition.
Historical Stock Price Performance Analysis
     Sandler O’Neill reviewed the stock price performance of the Company’s common stock, the Standard & Poor’s 500 Index, the Standard & Poor’s Property & Casualty Index and the stock price performance of ProAssurance Corporation (referred to herein as “ProAssurance”) for the one and three year periods ended May 20, 2011.

     The results of these analyses are summarized as follows:

	One	Three
	Year(1)	Year(1)

FPIC Stock Price and Volume Data:
High	$39.40	$40.13
Low	$25.17	$18.61
Average	$33.85	$28.77
Average Daily Volume	37,631	51,224
Relative Stock Price Performance:
FPIC	22.4%	8.1%
ProAssurance (2)	19.3%	37.0%
S&P 500	24.4%	(5.7)%
S&P P&C	15.5%	(9.7)%

(1)	Market data is as of May 20, 2011.

(2)	ProAssurance was singled out by Sandler O’Neill in its analysis as it is the only other publicly traded medical professional liability focused insurer.
Source: SNL Financial
     Sandler O’Neill reviewed the historical Price/Book Value Per Share multiples of the Company’s common stock, ProAssurance and a peer group, which Sandler O’Neill determined, for the period between July 9, 2007 and May 20, 2011.
     The results of these analyses were summarized as follows:

	3-Year Average	1-Year Average
	Price/Book Value	Price/Book Value
	per Share Prior to	per Share Prior to	Post-ACAP
	ACAP Announcement	ACAP Announcement	Period	Current
FPIC	1.18 x	0.93 x	1.14 x	1.07 x
ProAssurance	1.24 x	1.08 x	1.03 x	1.12 x
Peer Group(1)	1.07 x	0.89 x	0.88 x	0.87 x
Premium to ProAssurance	(5.0)%	(14.0)%	10.8%	(5.0)%
Premium to Peer Group	10.1%	4.7%	29.6%	22.0%

(1)	Peer group consists of companies included in the Selected Commercial P&C Companies Between $100 Million and $1 Billion described in “Comparable Company Analysis.”

(2)	Market data is as of May 20, 2011.
Note: Announcement of ACAP’s sale (a comparable medical professional liability insurer) to The Doctor’s Company was on July 8, 2010.
Source: SNL Financial
Comparable Company Analysis
     Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for the Company.
     Sandler O’Neill also used publicly available information to compare selected financial and market trading information for medical professional liability insurance companies consisting of the Company and ProAssurance and a group of commercial property and casualty (referred to herein as “P&C”) insurance companies between $100 million and $1 billion of market capitalization selected by Sandler O’Neill. ~~The selected commercial P&C companies with market capitalization between $100 million and $1 billion consisted of the following publicly traded insurance companies or holding companies thereof:~~

~~American Safety Insurance Holdings, Ltd.~~ 	~~Harleysville Group Inc.~~
~~AMERISAFE, Inc.~~ 	~~Meadowbrook Insurance Group, Inc.~~
~~Baldwin & Lyons, Inc.~~ 	~~Navigators Group, Inc.~~
~~Eastern Insurance Holdings, Inc.~~ 	~~SeaBright Holdings, Inc.~~
~~EMC Insurance Group Inc.~~ 	~~Selective Insurance Group, Inc.~~
~~Employers Holdings, Inc.(1)~~ 	~~United Fire & Casualty Company~~
~~Hallmark Financial Services, Inc.~~

~~(1)~~	~~Shareholders’ equity includes deferred reinsurance gain of $375 million. Net income measures are taken prior to loss portfolio transfer adjustments.~~
     The analysis compared publicly available financial information for the Company and the mean market data for the medical professional liability insurers and the mean and median market data for the selected commercial P&C companies between $100 million and $1 billion of market capitalization and for all companies included in the analysis as of or for the twelve-month period ended March 31, 2011. The table below sets forth the data based on market data as of May 20, 2011:

		One
		Year		Price/	Price/	Price/			Price/	Debt/
	5/20/11	Price	Market	LTM	2011E	2012E	LTM	Price/	Tangible	Total	Dividend
Company	Price	Change	Cap.	EPS	EPS(1)	EPS(1)	ROAE(2)	Book	Book	Capital(3)	Yield

Medical Professional Liability Insurers
FPIC Insurance Group	$33.03	22.4%	$273.5	11.0x	12.3x	12.3x	11.0%	1.07x	1.19x	15.1%	0.0%
ProAssurance	$69.20	19.3%	$2,115.8	9.8x	12.0x	12.6x	12.9%	1.12x	1.27x	2.6%	0.0%

	Mean	20.8%		10.4x	12.1x	12.4x	11.9%	1.09x	1.23x	8.9%	0.0%
Selected Commercial P&C Companies Between $100 Million and $1 Billion of Market Capitalization

Selective Insurance Group	$16.89	10.1%	$912.4	10.9x	12.1x	10.8x	8.1%	0.84x	0.85x	19.5%	3.1%
Harleysville Group	$31.53	1.1%	$854.2	13.0x	13.3x	10.4x	9.5%	1.10x	1.10x	13.3%	4.6%
Navigators Group	$45.70	14.0%	$712.4	NM	26.9x	14.9x	3.1%	0.87x	0.88x	12.3%	0.0%
Employers Holdings(4)	$16.10	6.1%	$620.8	21.6x	NM	19.2x	3.8%	0.73x	0.77x	13.4%	1.5%
Meadowbook Insurance	$9.81	19.5%	$522.6	9.4x	9.2x	8.4x	11.1%	0.94x	1.29x	17.1%	1.6%
United Fire & Casualty Co.	$19.30	(9.0%)	$505.6	17.7x	27.6x	14.8x	4.5%	0.70x	0.74x	12.1%	3.1%
AMERISAFE	$23.00	36.8%	$423.1	15.1x	14.5x	12.5x	9.0%	1.27x	1.27x	9.8%	0.0%
Baldwin & Lyons	$21.83	(4.0%)	$323.7	NM	24.3x	14.6x	0.5%	0.91x	0.91x	2.7%	4.5%
EMC Insurance Group	$19.94	(11.1%)	$258.4	13.6x	NM	11.7x	5.6%	0.70x	0.70x	8.8%	3.8%
Seabright Insurance Holdings	$9.85	(6.4%)	$220.4	NM	NM	25.3x	(4.2%)	0.63x	0.63x	3.3%	2.0%
American Safety	$18.69	21.4%	$195.2	10.1x	17.0x	9.1x	7.3%	0.65x	0.67x	11.1%	0.0%
Hallmark Financial Services	$7.04	(31.9%)	$141.7	NM	NM	15.6x	(6.3%)	0.63x	0.94x	20.9%	0.0%
Eastern Insurance	$13.15	23.8%	$110.6	NM	23.9x	20.5x	1.2%	0.86x	0.99x	0.0%	2.1%
	Mean	5.4%		13.9x	18.7x	14.5x	4.1%	0.83x	0.90x	11.1%	2.0%
	Median	6.1%		13.3x	17.0x	14.6x	4.5%	0.84x	0.88x	12.1%	2.0%
All Companies	Mean	7.5%		13.2x	17.5x	14.2x	5.1%	0.87x	0.95x	10.8%	1.8%
	Median	10.1%		12.0x	14.5x	12.6x	5.6%	0.86x	0.91x	12.1%	1.6%

(1)	Source: Earnings per share estimates for 2011E and 2012E are from First Call as of 5/20/11.

(2)	Calculated as last twelve months net operating earnings divided by average equity excluding Accumulated Other Comprehensive Income as of the most recent reporting period and the same reporting period one year prior.

(3)	Equals sum of total debt and preferred equity divided by the sum of total debt, common equity and preferred equity.

(4)	Shareholders’ equity includes deferred reinsurance gain of $375 million. Income measures are taken prior to loss portfolio transfer adjustments.
Note: Dollar values in millions, except per share data. “NM” means not meaningful.
Source: Factset, Company filings

~~Price/~~
		~~Last~~			~~Last~~
	~~One~~	~~Twelve~~	~~Price/2011~~	~~Price/~~	~~Twelve~~
	~~Year~~	~~Months~~	~~Estimated~~	~~2012~~	~~Months~~
	~~Price~~	~~Earnings~~	~~Earnings~~	~~Estimated~~	~~Return on~~ 	~~Price/~~	~~Price/~~
	~~Change~~ 	~~per Share~~ 	~~per Share(1)~~ 	~~Earnings~~	~~Average~~	~~Book Value~~	~~Tangible~~	~~Debt/~~
~~per Share~~ 	~~per Share~~ 	~~Capital(3)~~ 	~~Yield~~ 	~~per Share(1)~~ 	~~Equity(2)~~ 		~~Book Value~~ 	~~Total~~	~~Dividend.~~
~~FPIC~~ 	~~22.4  %~~ 	~~11.0  x~~ 	~~12.3  x~~ 	~~12.3  x~~ 	~~11.0  %~~ 	~~1.07  x~~ 	~~1.19  x~~ 	~~15.1  %~~ 	~~0.0  %~~
~~Medical Professional Liability Insurers~~
~~Mean~~ 	~~20.8  %~~ 	~~10.4  x~~ 	~~12.1  x~~ 	~~12.4  x~~ 	~~11.9  %~~ 	~~1.09  x~~ 	~~1.23  x~~ 	~~8.9  %~~ 	~~0.0  %~~
~~Selected Commercial P&C Companies Between $100 Million and $1 Billion~~
~~Mean~~ 	~~5.4  %~~ 	~~13.9  x~~ 	~~18.7  x~~ 	~~14.5  x~~ 	~~4.1  %~~ 	~~0.83  x~~ 	~~0.90  x~~ 	~~11.1  %~~ 	~~2.0  %~~
~~Median~~ 	~~6.1  %~~ 	~~13.3  x~~ 	~~17.0  x~~ 	~~14.6  x~~ 	~~4.5  %~~ 	~~0.84  x~~ 	~~0.88  x~~ 	~~12.1  %~~ 	~~2.0  %~~
~~All Companies~~
~~Mean~~ 	~~7.5  %~~ 	~~13.2  x~~ 	~~17.5  x~~ 	~~14.2  x~~ 	~~5.1  %~~ 	~~0.87  x~~ 	~~0.95  x~~ 	~~10.8  %~~ 	~~1.8  %~~
~~Median~~ 	~~10.1  %~~ 	~~12.0  x~~ 	~~14.5  x~~ 	~~12.6  x~~ 	~~5.6  %~~ 	~~0.86  x~~ 	~~0.91  x~~ 	~~12.1  %~~ 	~~1.6  %~~

~~(1)~~	~~Source: Earnings per share estimates for 2011 and 2012 are from First Call as of May 20, 2011.~~

~~(2)~~	~~Calculated as last twelve months net operating earnings divided by average equity excluding Accumulated Other Comprehensive Income as of the most recent reporting period and the same reporting period one year prior.~~

~~(3)~~	~~Equals sum of total debt and preferred equity divided by the sum of total debt, common equity and preferred equity.~~
Analysis of Selected Merger Transactions
     Sandler O’Neill reviewed all nine merger transactions announced from January 1, 2010 through May 20, 2011 involving publicly traded U.S. P&C ~~insurers~~insurance focused companies. In each of the comparable transactions, Sandler O’Neill reviewed the following multiples: (i) transaction equity value to the last twelve months of net operating income, (ii) purchase price per share to estimated earnings per share, (iii) transaction equity value to book value and (iv) transaction equity value to tangible book value, and computed the high, mean, median and low multiples for these transactions. The transactions reviewed and the high, mean, median and low multiples for the transactions are set forth in the following table ~~two tables~~:

~~Buyer~~ 	~~Target~~
~~CNA Financial Corp.~~ 	~~CNA Surety Corporation(1)~~
~~Auto Club Insurance~~ 	~~Fremont Michigan InsuraCorp~~
~~United Fire & Casualty Company~~ 	~~Mercer Insurance Group~~
~~Fairfax Financial Holdings, Ltd.~~ 	~~First Mercury Financial Corporation(2)~~
~~ProAssurance Corporation~~ 	~~American Physicians Service Group, Inc.~~
~~ProSight Specialty Insurance Group, Inc.~~ 	~~NYMAGIC, Inc.(3)(4)~~
~~The Doctors Company~~ 	~~American Physicians Capital, Inc.~~
~~Old Republic International Corporation~~ 	~~PMA Capital Corporation~~
~~Fairfax Financial Holdings, Ltd.~~ 	~~Zenith National Insurance Corp.~~

~~(1)~~	~~Transaction represented acquisition of the public minority stake CNA Financial did not already own, approximately 39% of shares outstanding.~~

~~(2)~~	~~Purchase price per share to estimated earnings per share multiple calculated using First Call mean estimate as of November 1, 2010.~~

~~(3)~~	~~Transaction equity value to the last twelve months of net operating income multiple calculated using last twelve months of net operating income as of June 30, 2010.~~

~~(4)~~	~~Purchase price per share to estimated earnings per share multiple based on 2011 estimated net operating income disclosed in definitive merger proxy.~~
~~Sources: SNL Financial; SEC Filings.~~

						Total
						Equity			Total
						Value/		Total	Equity
						LTM	Total	Equity	Value/
						GAAP	Equity	Value/	Tangible
				Price	Total	Net	Value/	GAAP	GAAP
Ann.				Per	Equity	Op.	Est.	Book	Book
Date.	Acquiror	Target	Cons.	Share	Value	Income(1)	EPS(2)	Value(3)	Value
04/21/11	CNA Financial Corp.	CNA Surety Corporation(4)	Cash	$26.55	$1,200.6	9.0x	11.5x	1.12x	1.29x
04/18/11	Auto Club Insurance	Fremont Michigan InsuraCorp	Cash	$36.15	$67.7	NM	NA	1.38x	1.38x
11/30/10	United Fire & Casualty Co.	Mercer Insurance Group	Cash	$28.25	$191.5	14.1x	13.6x	1.06x	1.09x
10/28/10	Fairfax Financial	First Mercury Financial	Cash	$16.50	$294.3	24.3x	23.6x(5)	0.98x	1.22x
09/01/10	ProAssurance	American Physicians Service Group	Cash	$32.50	$233.0	9.7x	11.1x	1.40x	1.42x
07/15/10	ProSight Specialty	NYMAGIC	Cash	$25.75	$231.8	14.9x(6)	17.0x(7)	1.04x	1.04x
07/08/10	The Doctors Company	American Physicians Capital	Cash	$41.50	$396.4	10.0x	12.5x	1.69x	1.69x
06/10/10	Old Republic	PMA Capital	Stock	$7.10	$229.4	5.7x	8.5x	0.55x	0.59x
02/18/10	Fairfax Financial	Zenith National	Cash	$38.00	$1,439.5	NM	NM	1.36x	1.39x

					High	24.3x	23.6x	1.69x	1.69x
					Mean	12.5x	14.0x	1.18x	1.24x
					Median	10.0x	12.5x	1.12x	1.29x
					Low	5.7x	8.5x	0.55x	0.59x
	The Doctors Company	FPIC Insurance Group	Cash	$42.00	$364.5	12.9x	15.6x	1.41x	1.57x

(1)	LTM is the latest twelve months; net operating income is calculated using the twelve months ending on the quarter preceding the announcement date.

(2)	Mean consensus estimates for the full calendar year following the announcement, as reported on the day prior to announcement.

(3)	GAAP book value multiples are based on the aggregate GAAP book value not book value per share.

(4)	Transaction represented acquisition of the public minority stake CNA Financial did not already own, approximately 39% of shares outstanding.

(5)	Based on First Call mean estimate as of 11/1/10. (6) As of 6/30/10.

(7)	Multiple based on 2011E net operating income disclosed in definitive merger proxy. Note: Dollar values in millions, except per share data. “NM” means not meaningful, “NA” means not available.

Note: Dollar values in millions, except per share data. “NM” means not meaningful, “NA” means not available.

Source: SNL Financial, Company Filings

~~Transaction~~
	~~Equity~~	~~Purchase Price~~
	~~Value/Last~~	~~per Share/~~	~~Transaction~~	~~Transaction~~
	~~Twelve Months~~	~~Estimated~~	~~Equity~~	~~Equity~~
	~~Net Operating~~	~~Earnings~~	~~Value/Book~~	~~Value/Tangible~~
	~~Income(1)~~ 	~~per Share(2)~~ 	~~Value(3)~~ 	~~Book Value~~
~~The Doctors Co./FPIC~~ 	~~12.9 x~~	~~15.6 x~~	~~1.41 x~~	~~1.57 x~~
~~High~~ 	~~24.3 x~~	~~23.6 x~~	~~1.69 x~~	~~1.69 x~~
~~Mean~~ 	~~12.5 x~~	~~14.0 x~~	~~1.18 x~~	~~1.24 x~~
~~Median~~ 	~~10.0 x~~	~~12.5 x~~	~~1.12 x~~	~~1.29 x~~
~~Low~~ 	~~5.7 x~~ 	~~8.5 x~~ 	~~0.55 x~~	~~0.59 x~~

~~(1)~~	~~Last twelve months net operating income is calculated using the twelve months ending on the quarter preceding the announcement date.~~

~~(2)~~	~~First Call mean consensus estimates for the full calendar year following the announcement, as reported on the day prior to announcement.~~

~~(3)~~	~~GAAP book value multiples are based on aggregate book value, not book value per share.~~
     Sandler O’Neill also reviewed nine merger transactions announced from January 1, 2005 through May 20, 2011 involving medical professional liability ~~insurers~~insurance targets with total equity values greater than $35 million. Transactions below $35 million were excluded since those transactions were not comparable to the size of the transaction being evaluated. In each of the comparable transactions involving medical professional liability insurers, Sandler O’Neill reviewed the following multiples: (i) transaction equity value to the last twelve months of net operating income, (ii) purchase price per share to estimated earnings per share, (iii) transaction equity value to book value and (iv) transaction equity value to tangible book value, and computed the high, mean, median and low multiples for these transactions. The transactions reviewed and the high, mean, median and low multiples for the transactions are set forth in the following table ~~two tables~~:

~~Buyer~~ 	~~Target~~
~~ProAssurance Corporation~~ 	~~American Physicians Service Group~~
~~The Doctors Company~~ 	~~American Physicians Capital~~
~~FPIC Insurance Group~~ 	~~Advocate, MD Financial Group(1)~~
~~ProAssurance Corporation~~ 	~~PICA Group(2)~~
~~The Doctors Company~~ 	~~SCPIE Holdings Inc.(3)~~
~~American Physicians Service Group~~ 	~~American Physicians Insurance Exchange(4)~~
~~ProAssurance Corporation~~ 	~~Physicians Insurance Company of Wisconsin(5)~~
~~Berkshire Hathaway~~ 	~~Medical Protective (General Electric)~~
~~ProAssurance Corporation~~ 	~~NCRIC Group, Inc.~~

~~(1)~~	~~Total equity value consideration includes an earn-out of up to $12 million based on meeting certain performance targets during the two year period following the completion of the transaction.~~

~~(2)~~	~~Total equity value consideration includes $15 million in premium credits to be paid over three years.~~

~~(3)~~	~~Total equity value includes 500,000 shares owned by a subsidiary of SCPIE Holdings, Inc.~~

~~(4)~~	~~Multiples are calculated using 6/30/06 financial data.~~

~~(5)~~	~~GAAP multiples are estimated for the year ending December 31, 2005 as disclosed in the proxy dated 12/8/05.~~
~~Sources: SNL Financial; Company Filings.~~

				Total			Total
				Equity		Total	Equity
				Value/	Total	Equity	Value/
				LTM	Equity	Value/	Tangible
			Total	GAAP Net	Value/	GAAP	GAAP
Ann.			Equity	Op.	Est.	Book	Book
Date.	Acquiror	Target	Value	Income(1)	EPS(2)	Value(3)	Value
09/01/10	ProAssurance	American Physicians Service Group	$233.0	9.7x	11.1x	1.40x	1.42x
07/08/10	The Doctors Company	American Physicians Capital	$396.4	10.0x	12.5x	1.69x	1.69x
07/30/09	FPIC Insurance Group	Advocate, MD Financial Group(4)	$45.6	4.9x	NA	1.72x	1.72x
10/28/08	ProAssurance	PICA Group(5)	$135.0	NA	NA	1.54x	1.58x
10/16/07	The Doctors Company	SCPIE Holdings Inc.(6)	$293.6	19.8x	NA	1.37x	1.37x
06/05/06	American Physicians Service Group	American Physicians Ins. Exchange(7)	$39.0	2.7x	NA	1.47x	1.47x
12/08/05	ProAssurance	Physicians Insurance Co. Wisconsin(8)	$98.7	32.3x	NA	1.19x	NA
05/05/05	Berkshire Hathaway	Medical Protective (GE)	$825.0	NA	NA	1.12x	NA
02/28/05	ProAssurance	NCRIC Group, Inc.	$70.1	NM	11.9x	0.97x	1.08x

			High	32.3x	12.5x	1.72x	1.72x
			Mean	13.2x	11.8x	1.38x	1.48x
			Median	9.9x	11.9x	1.40x	1.47x
			Low	2.7x	11.1x	0.97x	1.08x
	The Doctors Company	FPIC Insurance Group	$364.5	12.9x	15.6x	1.41x	1.57x

(1)	LTM is the latest twelve months; net operating income is calculated using the twelve months ending on the quarter preceding the announcement date.

(2)	Mean consensus estimates for the full calendar year following the announcement, as reported on the day prior to announcement.

(3)	GAAP book value multiples are based on the aggregate GAAP book value not book value per share.

(4)	Includes an earn-out of up to $12 million based on meeting certain performance targets during the two year period following the completion of the transaction.

(5)	Includes $15 million in premium credits to be paid over three years.

(6)	Total equity value includes 500,000 shares owned by a subsidiary of SCPIE.

(7)	Based on 6/30/06 financial data.

(8)	GAAP multiples are estimated for the year ending December 31, 2005 as disclosed in the proxy dated 12/8/2005.

Note: Excludes transaction with total equity value below $35 million.

Note: Dollar values in millions, except per share data. “NM” means not meaningful, “NA” means not available.

Source: SNL, Company Filings

	~~Transaction Equity~~	~~Purchase Price~~
	~~Value/Last~~	~~per Share/~~	~~Transaction~~ 	~~Transaction~~
	~~Twelve Months~~	~~Estimated~~	~~Equity~~	~~Equity~~
	~~Net Operating~~	~~Earnings~~	~~Value/Book~~	~~Value/Tangible~~
	~~Income(1)~~ 	~~per Share(2)~~ 	~~Value(3)~~ 	~~Book Value~~
~~The Doctors Co./FPIC~~	~~12.9x~~	~~15.6x~~	~~1.41x~~	~~1.57x~~
~~High~~ 	~~32.3x~~	~~12.5x~~	~~1.72x~~	~~1.72x~~
~~Mean~~ 	~~13.2x~~	~~11.8x~~	~~1.38x~~	~~1.48x~~
~~Median~~ 	~~9.9 x~~	~~11.9x~~	~~1.40x~~	~~1.47x~~
~~Low~~ 	~~2.7 x~~	~~11.1x~~	~~0.97x~~	~~1.08x~~

~~(1)~~	~~Last twelve months net operating income is calculated using the twelve months ending on the quarter preceding the announcement date.~~

~~(2)~~	~~First Call mean consensus estimates for the full calendar year following the announcement, as reported on the day prior to announcement.~~

~~(3)~~	~~GAAP book value multiples are based on aggregate book value, not book value per share.~~
Premiums Paid Analysis
Sandler O’Neill reviewed premiums to stock price paid in the nine ~~public acquisition transactions described in the Analysis of Selected Merger Transactions.~~transactions involving publicly traded P&C insurance targets since January 1, 2010.

		Premium
	Premium	Paid on
	Paid on 1-Day	1-Month Prior
	Closing Price	Closing Price
The Doctors Co./FPIC(1)	27.2%	14.5%
High	49.8%	67.3%
Mean	32.6%	35.4%
Median	31.4%	35.1%
Low	16.2%	(2.9)%

(1)	Premiums calculated using current market data. Based on the closing price on the day prior to the ACAP announcement, the premium to 1-day price and 1-month price would be 60.3% and 60.9%, respectively.
Note: For the CNA Financial/CNA Surety transaction, premiums calculated relative to the closing price on the day prior to CNA announcement of an initial bid of $22.00 on 10/29/10.
Source: Pricing data from FactSet.
Present Value Analysis
     Sandler O’Neill performed an illustrative present value analysis to determine a range of implied present values per share of the Company’s common stock based on the Management Stand-Alone Case prepared by the Company’s management, which included the Company projections. Sandler O’Neill used discount rates of 10% to 14%, terminal values calculated using multiple ranges of 1.00x-1.40x shareholders’ equity at December 31, 2013 and 10.0x-14.0x estimated net operating income for 2013 and assumed results were discounted back to March 31, 2011. This analysis resulted in a range of implied present values per share of the Company’s common stock of $25.90 to $42.09.
Present Value Per Share(1)(2)

Terminal Shareholders’ Equity Multiple at December 31, 2013
Discount Rate	1.00x	1.20x	1.40x
10.0%	$28.46	$33.93	$39.41
11.0%	27.79	33.13	38.47
12.0%	27.14	32.35	37.56
13.0%	26.51	31.59	36.68
14.0%	25.90	30.86	35.82

Terminal Estimated LTM Net Operating Income Multiple at 12/31/13E
Discount Rate	10.0x	12.0x	14.0x
10.0%	$30.38	$36.23	$42.09
11.0%	29.66	35.37	41.08
12.0%	28.96	34.53	40.11
13.0%	28.29	33.73	39.17
14.0%	27.64	32.95	38.25

(1)	Using data from Ibbotson Associates, the cost of equity (i.e., discount rate) was calculated to be approximately 12% based on the sum of the risk free rate (10-Year US Treasury Yield of 3.1%), the 60-year equity risk premium (6.1%), the $236 million to $478 million size premium (2.9%) and fire, marine and casualty insurance industry premium (-0.12%).

(2)	Based on 2013 net operating income of $26.1 million; 12/31/13 shareholders’ equity of $244.0 million; 6.363 million common shares projected to be outstanding at 12/31/13; 0.100 million of unvested restricted shares; 0.343 million options outstanding with cash proceeds from options exercised of $6.9 million; and 0.053 million additional shares from options exercised after May 11, 2011 with cash proceeds of $0.6 million. Results are discounted back to 3/31/11.
     As described above, Sandler O’Neill’s opinion to the Board was among many factors taken into consideration by the Board in making its determination to approve the Merger Agreement and recommend the Merger. Such decisions were solely those of the Board. The opinion of Sandler O’Neill was provided to the Board and does not constitute a recommendation to any person, including the holders of the Company’s common stock, as to how such person should vote or act on any matter related to the Merger proposal. Sandler O’Neill did not recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
     Under the terms of Sandler O’Neill’s engagement letter, the Company agreed to pay Sandler O’Neill a transaction fee of 1.2% of the aggregate equity value of the transaction or approximately $4.4 million, of which a $25,000 retainer fee became payable upon execution of the engagement letter, a $20,000 quarterly retainer fee became payable for each quarter thereafter until completion of the Merger or the earlier termination of the engagement, a $250,000 opinion fee became payable upon the delivery of Sandler O’Neill’s fairness opinion to the Board and the balance of which is contingent upon consummation of the Merger. In addition, the Company also agreed to reimburse Sandler O’Neill for its out-of-pocket expenses, and to indemnify Sandler O’Neill against certain liabilities, in connection with its engagement.
     The Company selected Sandler O’Neill in connection with the preparation of the fairness opinion due to Sandler O’Neill’s reputation as a nationally recognized investment banking firm with substantial experience in similar transactions. Pursuant to a letter agreement, dated March 31, 2010, the Company engaged Sandler O’Neill to act as its financial advisor in connection with evaluating the Company’s strategic alternatives, including a possible sale of the Company. Sandler O’Neill is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of Sandler O’Neill’s business, it may trade in the Company’s securities for its own account or for the accounts of Sandler O’Neill customers, and may at any time hold a long or short position in such securities. Sandler O’Neill has also received investment banking fees from the Company in the past, including for providing a fairness opinion to the Board and receiving a fee of $250,000 in connection with the sale of Administrators for the Professions, Inc. to AJB Ventures Inc. during 2006 and serving as financial advisor to the Company and receiving a fee of approximately $350,000 for its acquisition of Advocate, MD Insurance Group Inc. in 2009. Sandler O’Neill was not engaged by TDC to provide any services within the past two years. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to the Company and TDC and their respective affiliates.